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                                                                      Exhibit 23

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
York International Corporation:

We consent to incorporation by reference in the registration statement (No. 33-73081) on Form S-8 of York International Corporation of our report dated June 4, 2003, relating to the statements of net assets available for benefits of the Bristol Compressors Thrift and Retirement Plan as of December 31, 2002, December 29, 2002, and December 29, 2001, the related statements of changes in net assets available for benefits for the two-day period ended December 31, 2002 and years ended December 29, 2002 and December 29, 2001, and the related schedule as of December 31, 2002, which report appears in the 2002 Annual Report on Form 11-K of the Bristol Compressors Thrift and Retirement Plan.

/s/ KPMG LLP

KPMG LLP
Harrisburg, Pennsylvania
June 20, 2003

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